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                                                                    EXHIBIT 10.5

                      SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

            This Senior Executive Employment Agreement (the "Agreement") is entered into as of this 26th day of May, 2005 (the "Effective Date") by and between David Trinder ("Executive") and DealerTrack Aftermarket Services, Inc. a Delaware corporation ("Employer") with principal offices at 1111 Marcus Avenue, Suite M04, Lake Success, NY 11042.

            Section 1. Term

            Employer shall continue to employ Executive and Executive agrees to continue such employment, upon the terms and conditions hereinafter set forth, from the Effective Date through and including June 30, 2007 (the "Initial Term"). This Agreement shall renew automatically for successive one year periods (each, a "Renewal Term") unless one party gives notice to the other party, in writing, at least sixty (60) days prior to the expiration of this Agreement (or any renewal) of its desire to terminate the Agreement. The term of this Agreement, including the Initial Term and any Renewal Term, shall be referred to herein as the "Term".

            Section 2. Executive's Duties

            (a) Executive shall be President and shall report directly to Employer's Chief Executive Officer or his designee. Executive shall faithfully and diligently perform his duties at the direction of Employer's Chief Executive Officer, or his designee, to the best of Executive's ability. Executive shall
(i) devote his best efforts, skill, and ability and full business time and attention to the performance of the services customarily incident to such office, subject to vacations and sick leave as provided herein and in accordance with Employer policy, (ii) carry out his duties in a competent and professional manner; and (iii) generally promote the interests of Employer. Subject to applicable law, Executive shall not knowingly participate in any activity that is detrimental to the interests of Employer, DealerTrack Holdings, Inc. (the "Parent") or any of their affiliates, including, without limitation, any public criticism or disparagement of any type by Executive, through the media or otherwise, of Employer or any of its affiliates or employees, except in connection with the exercise of Executive's rights against Employer or any of its affiliates.

            (b) Executive agrees to abide by all policies applicable to senior executive officers of Employer promulgated from time to time by Employer, which policies are enforced uniformly and applicable to all similar executives of Employer.

            (c) Except for such business travel as may be incident to his duties hereunder, Executive shall perform his duties at Employer's offices at the address set forth in the preamble to this Agreement or at such other location as may be approved by Employer.

            Section 3. Compensation for Executive's Services

            In consideration of the duties and services to be performed by Executive pursuant to Sections 1 and 2 hereof, Executive shall receive:

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            (a) Salary. Executive shall earn salary (the "Salary") at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Minimum Salary"), less all applicable federal, state, and local tax withholdings. Such Salary shall be earned and shall be payable in periodic installments in accordance with Employer's payroll practices. During the Term, the Board of Directors of Parent (the "Parent Board") or the Compensation Committee of the Parent Board (the "Compensation Committee") will review the Salary annually and may in its discretion increase the Salary, but may not reduce it during the Term unless Parent institutes salary reductions across the board; provided, however, that in no event shall the Salary be reduced below the Minimum Salary without Executive's written consent.

            (b) Bonus. For each fiscal year of Parent (each, a "Fiscal Year"), Executive shall be entitled to receive a cash performance bonus (a "Bonus") which shall be based on the achievement of certain performance benchmarks by Parent and/or Employer during such Fiscal Year which shall be determined by the Parent Board. The Parent Board shall review the target Bonus on an annual basis and, in its sole discretion, may increase such target Bonus for any Fiscal Year. The target Bonus shall not be decreased except in connection with company-wide bonus reductions. The target Bonus for any Fiscal Year shall be at least Forty (40%) percent of the Salary for such Fiscal Year. The Bonus for each Fiscal Year shall be paid, if at all, to Executive on a schedule consistent with Employer's bonus payments to its other similarly situated senior executive officers by no later than two and one half (2 1/2) months following the end of such Fiscal Year. Executive understands and agrees that the Bonus is established in part as an inducement for Executive to remain employed by Employer and except as provided in Section 5(c) of this Agreement, or in the Employer's sole discretion, in the event that Executive's employment is terminated prior to the end of any Fiscal Year during the Term, then Executive shall not receive payment of any Bonus for such year.

            (c) Equity. In connection with Executive's employment, Executive has been and may continue to be granted stock options ("Stock Options") to purchase equity securities of Parent pursuant to the terms of DealerTrack Holdings, Inc. 2001 Stock Option Plan, effective as of August 10, 2001, as amended ("Stock Option Plan") or may be granted Stock Options or other equity based awards pursuant to the terms of the DealerTrack Holdings, Inc. 2005 Incentive Award Plan, effective as of May 26, 2005, as amended (the "2005 Incentive Award Plan"), or any other successor equity incentive plans (collectively, the "Stock Incentive Plans"). Except as otherwise provided herein, the terms of the Stock Options shall be governed by the Stock Incentive Plans. Executive shall be credited with twenty-four (24) months accelerated vesting of his Stock Options upon termination of Executive's employment by: (1) Employer without Cause (as defined below); or (2) Executive for Good Reason (as defined below). Executive shall be credited with thirty-six (36) months accelerated vesting of his Stock Options upon a Change of Control (defined below). Executive shall be credited with full acceleration and vesting of his Stock Options upon the earlier of: (1) the elimination of Executive's position or a termination of Executive's employment, in either event, within twelve (12) months after a Change of Control; (2) a material negative change in Executive's compensation or responsibilities within twelve (12) months after a Change of Control; or (3) the requirement that Executive be based at a location which is more than fifty (50) miles from Employer's offices at the address set forth in the preamble to this Agreement within twelve (12) months after a Change of Control. Anything in the Stock Incentive Plans to the contrary notwithstanding, if Executive's employment is terminated by Executive with Good Reason or by Employer without Cause, or under

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circumstances described above which would result in certain accelerated vesting of any unvested Stock Options held by Executive, the unexercised portion of any Stock Options held by Executive will not terminate until the twelve (12) month anniversary of the date of termination of Executive's employment. In the event Employer elects to grant equity based awards other than Options, such grants shall, where appropriate, be subject to equivalent acceleration provisions as set forth in this Section 3(c). For purposes hereof, a "Change of Control" shall mean and includes each of the following:

            (i) A transaction or series of transactions (other than an offering of shares of Parent to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than the Parent, any of its subsidiaries, an employee benefit plan maintained by the Parent or any of its subsidiaries or a "person" that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Parent) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Employer or Parent possessing more than 50% of the total combined voting power of the Employer's or Parent's securities outstanding immediately after such acquisition; or

            (ii) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Parent Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 3(c)(i) or Section 3(c)(iii)) whose election by the Parent Board or nomination for election by the Parent's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

            (iii) The consummation by the Employer or Parent (whether directly involving the Employer or Parent or indirectly involving the Employer or Parent through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Employer's or Parent's assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

                  (A) Which results in the Employer's or Parent's voting
            securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Employer or Parent or the person that, as a result of the transaction, controls, directly or indirectly, the Employer or Parent or owns, directly or indirectly, all or substantially all of the Employer's or Parent's assets or otherwise succeeds to the business of the Employer or Parent (the Employer or Parent or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and

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                  (B) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 3(c)(iii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Employer or Parent prior to the consummation of the transaction; or

            (iv) The Employer's or Parent's stockholders approve a liquidation or dissolution of the Employer or Parent.

The Parent Board or its designee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Employer or Parent has occurred, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

            (d) Benefits. Employer shall provide Executive with the right to participate in and receive benefits from all life, accident, disability, medical and pension plans, and all similar benefits as are from time to time in effect and are generally made available to similar situated senior executive officers of Employer. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.

            (e) Expenses. Employer shall promptly reimburse Executive for reasonable expenses for cellular telephone usage, entertainment, travel, meals, lodging and similar items incurred in the conduct of Employer's business. Such expenses shall be reimbursed in accordance with Employer's expense reimbursement policies and guidelines.

            (f) Vacation; Sick Leave. During the Term, Executive shall be entitled to four weeks (4) weeks vacation per year, paid holidays, sick leave, and similar benefits, to be earned and used in accordance with Employer's policy and procedure for other similarly situated senior executive officers.

            (g) Modification. Employer reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs referenced in Sections 3(d) and (e) at any time in its discretion without recourse by Executive so long as such action is taken generally with respect to other similarly situated senior executive officers. Any such modification, suspension or discontinuance of the plans, practices and policies referenced in
Section 3(e) will not apply to otherwise reimbursable expenses incurred by Executive prior to any such modification, suspension or discontinuance.

            Section 4. Termination of Employment

            (a) Resignation. Executive may voluntarily terminate his employment with Employer, at any time, with or without Good Reason, upon written notice to Employer.

            (b) Termination. Employer may terminate Executive's employment at any time, with or without Cause, upon written notice to Executive.

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            (c) Death or Disability. Executive's employment shall terminate immediately upon Executive's death. In the event Employer, in good faith, determines that Executive is unable to perform the functions of his position due to a Disability (as defined below), it may notify Executive in writing of its intention to terminate Executive's employment and Executive's employment with Employer shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive. For the purposes of this Agreement, "Disability" shall mean a physical or mental impairment that substantially limits a major life activity of Executive and renders Executive unable to perform the essential functions of his position even with reasonable accommodation (that does not impose an undue hardship on Employer), and which has lasted at least (i) sixty
(60) consecutive days, (ii) the balance of Executive's entitlement to leave, if any, under the Family and Medical Leave Act, or other similar statute or (iii) the balance of any election period under the Employer's long term disability program (without regard to whether Executive is awarded benefits under such program), whichever is longer.

            (d) Cause. Employer may immediately terminate Executive's employment for "Cause" by giving written notice to Executive. For purposes of this Agreement, "Cause" shall mean:

                  (1) Executive's commission of an act of fraud or embezzlement upon Employer or any of its affiliates; or

                  (2) Executive's commission of any willful act intended to injure the reputation, business, or any business relationship of Employer or any of its affiliates; or

                  (3) Executive is found by a court of competent jurisdiction to have committed a felony; or

                  (4) the refusal or failure of Executive to perform Executive's duties with Employer in a competent and professional manner that is not cured by Executive within ten (10) business days after a written demand therefor is delivered to Executive by the Board of Directors of Employer ("Board") which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties; provided, further, however, that if the Board, in good faith, determines that the refusal or failure by Executive is egregious in nature or is not susceptible of cure, then no cure period shall be required hereunder; or

                  (5) the refusal or failure of Executive to comply with any of his material obligations under this Agreement (including any exhibit hereto) that is not cured by Executive within ten (10) business days after a written demand therefor is delivered to Executive by the Board which specifically identifies the manner in which the Board believes Executive has materially breached this Agreement; provided, further, however, that if the Board, in good faith,

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                        determines that the refusal or failure by Executive is
                        egregious in nature or is not susceptible of cure, then no cure period shall be required hereunder.

            (e) Good Reason. Executive may terminate his employment for "Good Reason," by delivering written notice of such termination ("Employer Default Notice") to Employer within sixty (60) days of the occurrence of any of the following events, each of which shall constitute Good Reason: (i) Employer's material breach of any provision of this Agreement, the Stock Incentive Plans or any agreements thereunder, which has not been cured within the allotted time;
(ii) a material reduction of Executive's then current title, status, authority, responsibility or duties or the assignment to Executive of any duties materially inconsistent with Executive's then current position; (iii) any material reduction in Executive's salary or benefits; (iv) the failure of any successor entity to assume the terms of this Agreement upon any Change of Control; (v) the relocation of Executive to a facility or location more than fifty (50) miles from Employer's principal offices at the address set forth in the preamble to this Agreement; or (vi) the failure of Employer to renew this Agreement upon the expiration of the Initial Term or any Renewal Term. The Employer Default Notice shall specify the reason for Executive's belief that an event constituting Good Reason has occurred. Notwithstanding the foregoing, any material breach of this Agreement by Employer, or other event constituting Good Reason, shall not constitute Good Reason if any such breach or other event is cured or corrected by Employer within thirty (30) days following delivery to Employer of the Employer Default Notice.

            (f) Continuing Obligations. Executive acknowledges and agrees that any termination under this Section 4 is not intended, and shall not be deemed or construed, to affect in any way any of Executive's covenants and obligations contained in Sections 6, 7, and 8 hereof, which shall continue in full force and effect beyond such termination for any reason.

            Section 5. Termination Obligations

            (a) Resignation. If Executive's employment is terminated voluntarily by Executive without Good Reason, Executive's employment shall terminate without further obligations to Executive other than for payment of the sum of any unpaid Salary determined by the Parent Board and reimbursable expenses and vacation accrued and owing to Executive prior to the termination. The sum of such amounts shall hereinafter be referred to as the "Accrued Obligations," which shall be paid to Executive or Executive's estate or beneficiary within thirty (30) days of the date of termination. If Executive voluntarily terminates his employment without Good Reason and within (30) days of such termination, Employer determines that it would have had Cause to terminate Executive pursuant to
Section 4(d), Executive shall be deemed to have been terminated for Cause and the terms of Section 5(b) shall apply.

            (b) Cause. If Executive's employment is terminated by Employer for Cause, this Agreement shall terminate without further obligations to Executive other than for the timely payment of Accrued Obligations. If it is subsequently determined by an arbitrator, pursuant to Section 19 hereof, that Employer did not have Cause for termination, then Employer's decision to terminate shall be deemed to have been made without Cause and the terms of Section 5(c) shall apply.

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            (c) By Employer Other than for Cause or Death or Disability; By
Executive for Good Reason.

                        (1) If (A) Employer terminates Executive's employment for a reason other than Cause, or due to Executive's death or Disability, or (B) Executive terminates his employment for Good Reason, Employer shall have no further obligations to Executive other than for (i) the payment of Accrued Obligations, (ii) severance pay in an amount equal to twenty-four (24) months of Salary to be paid in equal installments in accordance with Employer's payroll practices during the period beginning on the Severance Commencement Date (as defined below) and ending on the 24-month anniversary of the date of the Executive's termination of employment (the "Date of Termination"); provided, however, that, notwithstanding the foregoing, if the Severance Commencement Date is the six-month anniversary of the Date of Termination, then Employer shall, as of the six-month anniversary of the Date of Termination, pay to the Executive a lump-sum amount equal to 25% of the Severance Amount (with the other 75% of the Severance Amount payable to the Executive in equal monthly installments during the period beginning on the six-month anniversary of the Date of Termination and ending on the 24-month anniversary thereof), and (iii) a pro rata bonus calculated based on multiplying the percentage of the year Executive worked for Employer during the year of his termination by the Bonus received by Executive during the preceding year and (iv) the reimbursement of premiums otherwise payable by Executive pursuant to COBRA for a period of up to 12 months, or until Executive no longer is eligible for COBRA continuation coverage, whichever is earlier. For purposes of this Section 5, "Severance Commencement Date" shall mean (x) if any stock of Parent or its affiliates is publicly traded on an established securities market or otherwise and the Parent Board (or its delegate) determines in its discretion that as of the Date of Termination the Executive is a "key employee" (within the meaning of Section 416(i) of the Internal Revenue Code of 1986, as amended (the "Code")), as interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder) and that Section 409A of the Code applies with respect to a payment to the Executive pursuant to Section 5(c)(1)(ii), the six-month anniversary of the Date of Termination; or (y) if the Parent Board (or its delegate) determines in its discretion that the Executive is not such a "key employee" as of the Date of Termination (or that Section 409A of the Internal Revenue Code does not apply with respect to a payment to the Executive pursuant to Section 5(c)(1)(ii)), the Date of Termination. The payments described in this Section 5(c)(1), except for those set forth in
Section 5(c)(1)(ii) and (iv), shall be made within thirty (30) days of the Date of Termination.

                        (2) If Executive terminates his employment for Good Reason and it is subsequently determined by an arbitrator, pursuant to Section 20 hereof, that Executive did not have Good Reason for termination, then Executive's decision to terminate for Good Reason shall be deemed to have been a voluntary resignation, the terms of Section 5(a) shall apply, and all monies paid to Executive pursuant to this Section 5(c)(1), except for those monies paid pursuant to Section 5(c)(1)(i), shall be immediately returned to Employer.

                        (3) The amounts payable pursuant to Section 5(c)(1) shall be the only amounts Executive shall receive for termination in accordance with this Section 5(c); provided, however, that no amounts shall be payable pursuant to this section 5(c) on or following the date Executive breaches any of Sections 7, 8 or 9 of this Agreement.

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            (d) Mitigation. In the event Executive's employment with Employer is terminated pursuant to this Section 5, Executive shall be obligated to mitigate any severance payments due to Executive in accordance with Section 5(c)(1)(ii). Executive shall be required to notify Employer, in writing, within seven (7) days of obtaining subsequent employment by an unrelated party, which shall include, without limitation, self-employment, consulting or other arrangement, but not passive investment activities. In the event Executive obtains other employment during any severance payout period described in Section 5(c)(1)(ii), the severance payments due to Executive thereunder shall be reduced to an amount equal to the lesser of (i) fifty (50%) percent of Executive's Salary immediately prior to the Date of Termination or (ii) fifty (50%) percent of Executive's base compensation received for subsequent employment, self-employment, consulting or other arrangement, commencing on the date Executive commences providing services in his new capacity. Nothing herein shall require Executive to seek employment, self-employment, consulting or other arrangement.

            (e) Release. Notwithstanding anything to the contrary contained herein, no severance payments required hereunder shall be made by Employer until such time as Executive shall execute a general release for the benefit of Employer and its affiliates in a form satisfactory to Employer. Such general release shall not apply to (i) Executive's rights under any Stock Incentive Plan award agreements or (ii) Executive's rights, as applicable, to indemnification under Employer's or Parent's charter or bylaws, any indemnification agreement or applicable law.

            (f) Equity Compensation Awards. Except as expressly provided herein, except for the provisions of Section 3(c) of this Agreement, the terms of the Stock Incentive Plans and any related award agreements and/or notice of grant shall govern the termination, vesting, and/or exercise of Executive's stock options or other equity awards upon the termination of Executive's employment for any reason.

            (g) Exclusive Remedy. Executive agrees that the payments set forth in this Agreement shall constitute the exclusive and sole remedy for any termination of Executive's employment and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to this Agreement.

            (h) Termination of Executive's Office. Following the termination of Executive's employment for any reason, Executive shall hold no further office or position with Employer or any of its affiliates.

            Section 6. Parachute Payments.

            (a) If it is determined by a nationally recognized United States public accounting firm selected by the Employer and approved in writing by the Executive (which approval shall not be unreasonably withheld) (the "Auditors") that any payment or benefit made or provided to the Executive in connection with this Agreement or otherwise (including without limitation any Stock Option or other equity based award vesting) (collectively, a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (the "Parachute Tax"), then the Employer shall pay to the Executive, prior to the time the Parachute Tax is payable with respect to such Payment, an additional payment (a "Gross-Up Payment") in an amount such that,

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after payment by the Executive of all taxes (including any Parachute Tax)
imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment. The amount of any Gross-Up Payment shall be determined by the Auditors, subject to adjustment, as necessary, as a result of any Internal Revenue Service position. For purposes of making the calculations required by this Agreement, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Auditors' determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

            (b) The federal tax returns filed by the Executive (and any filing made by a consolidated tax group which includes the Employer) shall be prepared and filed on a basis consistent with the determination of the Auditors with respect to the Parachute Tax payable by the Executive. The Executive shall make proper payment of the amount of any Parachute Tax, and at the request of the Employer, provide to the Employer true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Employer, evidencing such payment. If, after the Employer's payment to the Executive of the Gross-Up Payment, the Auditors determine in good faith that the amount of the Gross-Up Payment should be reduced or increased, or such determination is made by the Internal Revenue Service, then within ten (10) business days of such determination, the Executive shall pay to the Employer the amount of any such reduction, or the Employer shall pay to the Executive the amount of any such increase; provided, however, that in no event shall the Executive have any such refund obligation if it is determined by the Employer that to do so would be a violation of the Sarbanes-Oxley Act of 2002, as it may be amended from time to time; and provided, further, that if the Executive has prior thereto paid such amounts to the Internal Revenue Service, such refund shall be due only to the extent that a refund of such amount is received by the Executive; and provided, further, that (i) the fees and expenses of the Auditors (and any other legal and accounting fees) incurred for services rendered in connection with the Auditor's determination of the Parachute Tax or any challenge by the Internal Revenue Service or other taxing authority relating to such determination shall be paid by the Employer and (ii) the Employer shall indemnify and hold the Executive harmless on an after-tax basis for any interest and penalties imposed upon the Executive to the extent that such interest and penalties are related to the Auditor's determination of the Parachute Tax or the Gross-Up Payment. Notwithstanding anything to the contrary herein, the Executive's rights under this Section 6 shall survive the termination of his employment for any reason and the termination or expiration of this Agreement for any reason.

            Section 7. Restrictions Respecting Confidential Information

            Executive hereby covenants and agrees that, during his employment and thereafter, Executive will not, under any circumstance, disclose in any way any Confidential Information (as defined below) to any other person other than
(i) at the direction of and for the benefit of Employer, (ii) to his attorney or other advisers in connection with Executive's enforcement of his rights hereunder, provided such individuals or entities agree to be bound by the confidentiality restrictions herein contained, and if such Confidential Information is relevant to such enforcement action, to the court or arbitrator, as applicable, subject to a protective order. For the purposes of the foregoing, "Confidential Information" means any information pertaining

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to the assets, business, creditors, vendors, manufacturers, customers, data, employees, financial condition or affairs, formulae, licenses, methods, operations, procedures, reports, suppliers, systems and technologies of Employer and its affiliates, including (without limitation) the contracts, patents, trade secrets and customer lists developed or otherwise acquired by Employer and its affiliates; provided, however, that Confidential Information shall exclude any information that was, is, or becomes publicly available other than through disclosure by Executive or any other person known to Executive to be subject to confidentiality obligations to Employer. All Confidential Information is and will remain the sole and exclusive property of Employer and its affiliates. Following the termination of his employment, Executive shall return all documents and other tangible items containing Confidential Information to Employer, without retaining any copies, notes or excerpts thereof.

            Section 8. Proprietary Matters

            Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, or know-how that are generated or conceived by Executive during the Term (collectively, the "Inventions") will be the sole and exclusive property of Employer, and Executive will, whenever requested to do so by Employer (either during the Term or thereafter), execute and assign any and all applications, assignments and/or other instruments and do all things which Employer may deem necessary or appropriate in order to apply for, obtain, maintain, enforce and defend patents, copyrights, trade names or trademarks of the United States or of foreign countries for said Inventions, or in order to assign and convey or otherwise make available to Employer the sole and exclusive right, title, and interest in and to said Inventions, applications, patents, copyrights, trade names or trademarks; provided, however, that the provisions of this Section 8 shall not apply to an Invention that Executive developed entirely on his own time without using Employer's Confidential Information except for those Inventions that either (i) directly and materially relate, at the time of conception or reduction to practice of the invention, to Employer's business, or actual or demonstrably anticipated research or development of Employer, or (ii) directly and materially result from any work performed by Executive for Employer. Executive shall promptly communicate and disclose to Employer all Inventions conceived, developed or made by him during his employment by Employer, whether solely or jointly with others, and whether or not patentable or copyrightable, (a) which relate to any matters or business of the type carried on or being developed by Employer, or (b) which result from or are suggested by any work done by him in the course of his employment by Employer. Executive shall also promptly communicate and disclose to Employer all material other data obtained by him concerning the business or affairs of Employer in the course of his employment by Employer.

            Section 9. Nonsolicitation/Non-Compete

            (a) Executive agrees that throughout his employment and for a period of two (2) years following the termination of his employment for any reason, he will not directly or indirectly, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or be connected with, or have any financial interest in, any Competitor. Ownership, for personal investment purposes only, of not to exceed (i) individually, two (2%) percent of the outstanding capital stock of any privately held entity, or (ii) voting stock of any publicly held corporation shall not constitute a violation hereof. For purposes of this Agreement,

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

the term "Competitor" shall mean any individual or entity, present or future, then providing any of the following products or services: (1) a multi-finance source automotive finance portal, (2) electronic contracting for automotive finance or lease transactions, other than at a financing source entity that purchases electronic contracts or leases from automotive dealers, (3) automotive lease, retail and/or balloon payment comparison or desking tools or (4) any other sales or finance and insurance-related products or services for automotive dealerships similar to any products or services offered by Employer or any of its affiliates.

            (b) Executive agrees that during his employment with Employer and for a period of two (2) years following the termination of his employment for any reason, he will not actively solicit for employment, consulting or any other arrangement any employee of Employer or any of its present or future affiliates (while an affiliate).

            (c) Executive agrees that during his employment with Employer and for a period of two (2) years following the termination of his employment for any reason, he will not influence or attempt to influence customers of Employer or any of its present or future affiliates, either directly or indirectly, to divert their business to any Competitor.

            (d) The restrictions contained in this Section 9 are necessary for the protection of the business and goodwill of Employer and are considered by Executive to be reasonable for such purpose. Further, Executive represents that these restrictions will not prevent him from earning a livelihood during the restricted period.

            (e) This Section 9 shall survive the termination or expiration of this Agreement.

            Section 10. Equitable Relief

            Executive acknowledges and agrees that Employer will suffer irreparable damage which cannot be adequately compensated by money damages in the event of a breach, or threatened breach, of any of the terms and provisions of Sections 7, 8 and 9 of this Agreement, and that, in the event of any such breach, or threatened breach, Employer will not have an adequate remedy at law. It is therefore agreed that Employer, in addition to all other such rights, powers, privileges and remedies that it may have, shall be entitled to injunctive relief, specific performance or such other equitable relief as Employer may request to enforce any of those terms and provisions and to enjoin or otherwise restrain any act prohibited thereby, and Executive will not raise and hereby waives any objection or defense that there is an adequate remedy available at law. Notwithstanding the provisions of Section 20 of this Agreement, Executive agrees that Employer shall be entitled to seek such injunctive relief, without bond, in a court of competent jurisdiction and Executive hereby consents to the jurisdiction of the state and federal courts of New York for purposes of such an action. Executive agrees that any claim he may have against Employer or any of its affiliates shall not constitute a defense against the issuance of any such equitable relief. The foregoing shall not constitute a waiver of any of Employer's rights, powers, privileges and remedies against or in respect of a breaching party or any other person or thing under this Agreement, or applicable law.

            Section 11. Notice

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

            Any notice, request, demand or other communication hereunder shall be in writing, shall be delivered by hand or sent by registered or certified mail or by reputable overnight delivery service, postage prepaid, to the addressee at the address set forth below (or at such other address as shall be designated hereunder by written notice to the other party hereto) and shall be deemed conclusively to have been given when actually received by the addressee.

            All notices and other communications hereunder shall be addressed as follows:

                        If to Executive at the address set forth in the Employer's payroll records.

                        If to Employer:

                        DealerTrack Holdings, Inc.
                        1111 Marcus Avenue, Suite M04
                        Lake Success, NY 11042

                        With a copy to:

                        General Counsel
                        DealerTrack Holdings, Inc.
                        1111 Marcus Avenue, Suite M04
                        Lake Success, NY 11042

                        and to:

                        Latham & Watkins LLP
                        885 Third Avenue
                        New York, NY  10022
                        Attention: Bradd L. Williamson, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

            Section 12. Legal Counsel

            In entering into this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

            Section 13. Section and Other Headings

            The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            Section 14. Governing Law

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

            This Agreement has been executed and delivered, and shall be governed by and construed in accordance with the applicable laws pertaining, in the State of New York, without regard to conflicts of laws principles.

            Section 15. Severability

            In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, (a) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (b) by or before any other authority of any of the terms and provisions of this Agreement.

            Section 16. Counterparts

            This Agreement may be executed in two counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon both of the parties hereto.

            Section 17. Benefit

            This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns. Insofar as Executive is concerned, this Agreement, being personal, cannot be assigned; provided, however, that should Executive become entitled to payment pursuant to Section 5 hereof, he may assign his rights to such payment to his legal representatives, successors, and assigns. Without limiting the generality of the foregoing, all representations, warranties, covenants and other agreements made by or on behalf of Executive in this Agreement shall inure to the benefit of the successors and assigns of Employer.

            Section 18. Modification

            This Agreement may not be amended or modified other than by a written agreement executed by all parties hereto.

            Section 19. Entire Agreement

            Except as provided in Section 5(f) hereof, this Agreement contains the entire agreement of the parties and supersedes all other representations, warranties, agreements and understandings, oral or otherwise, among the parties with respect to the matters contained herein, including any prior employment agreements between Executive and Employer or any affiliate of Employer.

            Section 20. Arbitration

            (a) Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement or the termination thereof, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by expedited, binding arbitration to be held in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The arbitrator may award the prevailing party its reasonable attorney's fees.

            (b) The arbitrator shall apply New York law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

            (c) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE IS AGREEING TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OF TERMINATION THEREOF, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP INCLUDING, BUT NOT LIMITED TO, STATUTORY DISCRIMINATION CLAIMS.

            Section 21. Representations and Warranties of Executive

            In order to induce Employer to enter into this Agreement, Executive represents and warrants to Employer, to the best of his knowledge after the review of his personnel files, that: (a) the execution and delivery of this Agreement by Executive and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Executive is a party or by which he is or may be bound or subject; and (b) Executive is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than Employer) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services.

            Section 22. Waiver of Breach

            Except as may specifically provided herein, the failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver hereto must be in writing.

            Section 23. Section 409A.

            The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury

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

regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that Employer determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A of the Code and related Department of Treasury guidance, Employer may (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that Employer determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement and/or (b) take such other actions as Employer determines necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the Effective Date.

                            [signature page follows]

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                              EXECUTIVE:


                              ---------------------------------------------
                              David Trinder


                              EMPLOYER:


                              DealerTrack Aftermarket Services, Inc.


                              By:
                                   ----------------------------------------
                              Name: Mark F. O'Neil

                              Title: Chairman and Chief Executive Officer